Exhibit 10.4

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of this 3rd day of June, 2019, by and between Arthur Rosen, an individual (“Rosen”) and Eric Goldberg, an individual (“Goldberg”, and together with Rosen, the “Lenders”), and JERRICK MEDIA HOLDINGS, INC., a Nevada corporation with a principal place of business at 2050 Center Avenue, Suite 640, Fort Lee, NJ 07024 (the “Borrower”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used herein:

“Affiliate” means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person.

“Agreement” means this Loan Agreement.

“Business Day” means a day on which national banks located in the State of New Jersey are open for general banking business.

“First Closing” means the execution and exchange of this Agreement, the Debt Exchange Agreement, the Security agreements with completed exhibits thereto and the first payment of SIX HUNDRED THOUSAND DOLLARS and No/CENTS ($600,000) by Goldberg to the Borrower.

“First Closing Date” means the date on which Goldberg shall advance the first payment of SIX HUNDRED THOUSAND DOLLARS and No/CENTS ($600,000) and the Exchange shall have occurred.

“Second Closing” means the second payment of SIX HUNDRED THOUSAND DOLLARS and No/CENTS ($600,000) by Goldberg to the Borrower, which shall occur on July 1, 2019.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Current Advance” means One Million Two Hundred Thousand No/100 Dollars ($1,200,000.00)

“Debt Exchange Agreement” means that certain Debt Exchange Agreement, dated as of the date hereof between Rosen and the Borrower, a true and correct copy of which is attached hereto as Exhibit C.

“Default Rate” means the lesser of (a) the maximum per annum rate of interest allowed by applicable law, and (b) eighteen percent (18.0%) per annum.

“Event of Default” has the meaning assigned in Article 7.

“Exchange” has the meaning assigned in the Debt Exchange Agreement.

“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of the Person referred to.

“Lien” means any interest, or claim thereof, in the Collateral securing an obligation owed to, or a claim by, any Person other than the owner of the Collateral, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Loan” means the loan to be made by the Lenders to Borrower under this Agreement and all other amounts secured by the Loan Documents, as amended, supplemented or modified from time to time.

“Loan Documents” means: (a) this Agreement, (b) Security Agreement (c) UCC financing statements, (d) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (e) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Maturity Date” means the earlier of:

 with respect to the Loan, (i) the six (6) month anniversary of the First Closing Date; or (ii) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Security Agreement” means the Security Agreement of event date, executed by Borrower in favor of the Lenders. The Security Agreement shall be substantially in the form of Exhibit A attached hereto.

“Slide Appraisal” The Slide Appraisal shall be substantially in the form of Exhibit B attached hereto.

“Term Loan” See “Loan”.

“Transfer” has the meaning assigned in Section 6.5.

“UCC” means the Uniform Commercial Code as enacted and in effect in the state of New Jersey.

ARTICLE 2

LOAN TERMS

Section 2.1 The Loan

The Lenders have resolved to issue certain financial accommodations to the Borrower in an amount of up to TWO MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($2,400,000.00), which shall be undertaken, funded and/or repaid in accordance with this Agreement, as follows: the Borrower shall be indebted in the amount of Two Million Four Hundred Thousand and No/100 Dollars ($2,400,000.00) (the “Term Loan”), of which (i) SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000) shall be funded at First Closing by Goldberg; (ii) SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000) shall be funded at Second Closing on July 1, 2019 by Goldberg; and (iii) ONE MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($1,200,000) shall be exchanged from an existing Promissory note dated May 26, 2016 in favor of Rosen for a joint and several interest in the Term Loan pursuant to the Debt Exchange Agreement. The Loan is not a revolving credit loan, and Borrower is not entitled to any re-advances of any portion of the Loan which it may (or is otherwise required to) pay or prepay pursuant to the provisions of this Agreement. The Closings shall occur on the Closing Dates and shall be conducted remotely via exchange of documents.

The net proceeds of the Current Advance shall be employed by the Borrower as provided in Section 6.2 of this Agreement.

Section 2.2 Payment of Principal and Interest

(a) The outstanding principal balance of the Term Loan shall bear interest at a fixed rate of interest of 12.50% per annum. Interest on the unpaid principal balance of this Loan shall begin to accrue on the respective Closing Dates. Interest shall be computed on the basis of a 365-day year and for the actual number of days elapsed. The interest shall be paid upon maturity along with any outstanding principal. If any portion of the principal balance is repaid before the maturity date, any accrued and unpaid interest shall be paid through the date of repayment.

(b) If the principal amount of the Loan is not repaid within six (6) months from date of this Agreement, the interest rate shall increase to fourteen and one-half percent (14.5%) per annum.

(c) While any Event of Default exists, the Loan shall, at the option of the Lenders, bear interest at the Default Rate.

Section 2.3 Terms of Payment

(1)    Application of Payments. All payments received by the Lenders under the Loan Documents shall be applied to the following, in such order as the Lenders may elect in their sole discretion: (a) to any fees and expenses due to the Lenders under the Loan Documents; (b) to any Default Rate interest or late charges; (c) to accrued and unpaid interest; (d) to amounts owed under any reserves or escrows required by the Lenders; and (e) to the principal sum and other amounts due under the Loan Documents. Prepayments of principal, if permitted or accepted, shall be applied against amounts owing in inverse order of maturity.

Section 2.4 Prepayment

The Borrower may prepay the Term Loan, in whole or in part, at any time, provided that (i) Borrower provides the Lenders with a 30-day written notice of its intent to prepay the Term Loan (such notice shall be irrevocable) and (ii) any such prepayment shall be accompanied by the payment of any remaining amount of interest, notwithstanding the foregoing, there shall be a minimum interest payment of ONE HUNDRED THOUSAND DOLLARS and No/CENTS ($100,000) to be paid on a pro rata basis to the Lenders.

Section 2.5 Security

The Loan shall be secured by the “Collateral” as defined in the Security Agreement.

ARTICLE 3

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1 Insurance. Borrower shall maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, including but not limited to:

(1) Liability. Borrower shall maintain and pay for (a) commercial general liability insurance with respect to its principal place of business and any other property it owns providing for limits of liability as are customarily maintained by similar businesses operating in the same vicinity for both injury to or death of a person and for property damage per occurrence, (b) boiler and machinery insurance, and (c) other liability insurance as reasonably required by the Lenders.

(2) Casualty. Borrower shall maintain and pay for insurance upon all Collateral covering such risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to the Lenders, and deliver such certificates of insurance to the Lenders.

Section 3.2 Use and Application of Insurance Proceeds

The Lenders may apply any insurance proceeds they may each receive to amounts owing under the Loan Documents in such order and manner as the Lenders in each of their sole discretion determines.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lenders that:

Section 4.1 Organization and Power

Borrower is duly organized, validly existing and in good standing under the laws of the State of Nevada, and is in compliance with all legal requirements applicable to doing business in the States of Nevada and New Jersey in all other states in which it does business. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

Section 4.2 Validity of Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents:

(1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

(2) Borrower is not, and has not been, bound (whether as a result of a merger or otherwise) as a debtor under a pledge or security agreement entered into by another Person, which has not heretofore been terminated.

ARTICLE 5

OTHER COVENANTS

Borrower covenants and agrees with the Lenders as follows:

Section 5.1 Payment and Performance of Obligations.

Borrower shall pay and perform all obligations to be paid or performed by it under the Loan Documents and all other agreements between the Borrower and the Lenders. In addition, Borrower shall pay, discharge or otherwise satisfy at or before maturity (or prior to delinquency, as the case may be) all its indebtedness and other obligations of whatever nature except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with generally accepted accounting principles consistently applied are shown on Borrower’s balance sheet.

Section 5.2 Legal Existence; Name, Etc.

Borrower and each general partner or managing member in Borrower shall preserve and keep in full force and effect its existence, entity status, franchises, rights and privileges under the laws of the state of its formation. Neither Borrower nor any general partner or managing member of Borrower shall not wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary or Affiliate of Borrower to do so. Without limiting the foregoing, Borrower shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the First Closing Date. Borrower and each general partner or managing member in Borrower shall conduct business only in its own name and shall not change its name, identity, organizational structure, state of formation or the location of its chief executive office or principal place of business unless Borrower (1) shall have obtained the prior written consent of the Lenders to such change, and (2) shall have taken all actions necessary or requested by the Lenders to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. Borrower (and each general partner or managing member in Borrower, if any) shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity.

Section 5.3 Control; Management

Without the prior written consent of the Lenders, there shall be no change in the Borrower’s Chief Executive Officer, and no change in their respective organizational documents relating to control over Borrower, Borrower’s general partner or managing member.

Section 5.4 Financial Covenants

Sale of Assets. The Borrower shall not engage in the sale of assets outside the ordinary course of business. In addition, the Borrower owns photographic slides of Bob Guccione from the previously deemed “Guccione Collection” and other various photographers (“Slide Collection”) that is valued by the Slide Appraisal attached as Exhibit B. If any portion of the Slide Collection is sold, the Borrower shall place all proceeds from the sale of the Slide Collection into an escrow account and such proceeds shall be applied against the outstanding principal amount of the Term Loan within five (5) days from the date of such sale so as any amounts remain outstanding hereunder.

ARTICLE 6

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loan:

Section 6.1 Payments

Borrower’s failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents, or Borrower’s failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise, and such failure is not cured by Borrower for a period of thirty (30) days.

Section 6.2 Insurance

Borrower’s failure to maintain insurance as required under this Agreement, or a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $100,000.00, and such failure is not cured by Borrower for a period of thirty (30) days.

Section 6.3 Representations and Warranties

Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made.

Section 6.4 Involuntary Bankruptcy or Other Proceeding

Commencement of an involuntary case or other proceeding against Borrower (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its Debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 6.5 Voluntary Petitions, Etc.

Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 6.6 Revocation or Contest

Borrower or a third party denies or contests the validity or enforceability of any Loan Documents, or the perfection or priority of any lien granted to the Lenders; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by the Lenders).

ARTICLE 7

REMEDIES

Section 7.1 Remedies

While any Event of Default exists, the Lenders may (1) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of the Lenders to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 7.2 Lenders’ Right to Perform the Obligations

If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse the Lenders may have because of such Event of Default, the Lenders may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Borrower’s premises for such purpose and to take all such action thereon as it may deem necessary or appropriate. If the Lenders shall elect to pay any sum due hereunder, the Lenders may do so in reliance on any bill, statement or assessment procured from the issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, the Lenders shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold the Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by the Lenders pursuant to the provisions of this Section 7.2, including those arising from the joint, concurrent, or comparative negligence of the Lenders, except as a result of the Lenders’ gross negligence or willful misconduct. All sums paid by the Lenders pursuant to this Section 7.2 and all other sums expended by the Lenders to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to the Lenders upon demand.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Notices

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the United States or overnight mail, air postage prepaid, addressed as follows or to such address or other address as may be hereafter notified by the respective parties hereto and any further assignee of the Term Loan. Notice may be given by electronic means provided that an identical notice is sent simultaneously by regular or overnight mail.

If to Borrower:	Jerrick Media Holdings, Inc.
2050 Center Avenue, Suite 640, Fort Lee, NJ 07024
Attention: Jeremy Frommer, President/ CEO
E-Mail: jeremy@jerrickmedia.com

With a Copy to:

If to the Lenders:	Arthur Rosen
P.O. Box 811
Sullivan’s Island, SC 29482
E-mail: arthurjrosen@gmail.com

If to the Lenders:	Eric Goldberg
E-Mail: axele329@gmail.com

With a copy to:	Patrick Sturgeon
(which shall not constitute notice)
E-mail: patrick.sturgeon@brooklinecapmkts.com

Section 8.2 Amendments and Waivers; References

No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought. This Agreement and the other Loan Documents shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, the Borrower and the Lenders hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 9.2 regarding notices. Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

Section 8.3 Usury

It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and the Lenders with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to the Lenders or charged by the Lenders for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on any Term Loan hereunder by the obligee thereof (or, if any Term Loan hereunder has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by the Lenders, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on any Term Loan hereunder (or, if any Term Loan hereunder has been paid in full, refunded to Borrower). The terms and provisions of this Section 8.3 shall control and supersede every other provision of the Loan Documents. If at any time the laws of the United States of America permit the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.

Section 8.4 Severability

To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.5 No Venture

The relationship between Borrower and the Lenders is strictly that of debtor and creditor. Nothing in this Agreement or the performance of the parties hereunder shall be construed to create a joint venture, partnership, or other business collaboration between the parties.

Section 8.6 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Lenders and Borrower and the respective successors and assigns of the Lenders and Borrower, provided that Borrower shall not, without the prior written consent of the Lenders, assign any rights, duties or obligations hereunder.

Section 8.7 Renewal, Extension or Rearrangement

All provisions of the Loan Documents shall apply to each and all amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan. For portfolio management purposes, at any time during the term of the Loan, the Lenders may elect to divide the Loan into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified. Borrower agrees to cooperate with the Lenders and to execute such documents as the Lenders reasonably may request to effect such division of the Loan.

Section 8.8 Waivers

No course of dealing on the part of the Lenders, their officers, employees, consultants or agents, nor any failure or delay by Lenders with respect to exercising any right, power or privilege of the Lenders under any of the Loan Documents, shall operate as a waiver thereof.

Section 8.9 Rights and Remedies

Rights and remedies of the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 8.10 Singular and Plural

Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 8.11 Exhibits and Schedules

The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 8.12 Titles of Articles, Sections and Subsections

All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 8.13 Survival

All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan.

Section 8.14 Jurisdiction and Venue

BORROWER HEREBY CONSENTS AND AGREEES TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW JERSEY AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS CONTAINED IN THIS AGREEMENT. THE BORROWER WAIVES ANY OBJECTION BASED ON LACK OF JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING INSTITUTED HEREUNDER IN ANY SUCH COURT.

Section 8.15 Other Waivers. Except as otherwise expressly provided herein, Borrower waives to the fullest extent permitted by law (a) notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Lenders to exercise any of the Lenders’ remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

Section 8.16 Punitive or Consequential Damages; Waiver

Neither the Lenders nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to the Lenders that as of the First Closing Date it has no claims against the Lenders in connection with the Loan.

Section 8.17 Governing Law

The Loan Documents are being executed and delivered, and are intended to be performed, in the State of New Jersey and the laws of the State of New Jersey and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.

Section 8.18 Entire Agreement

This Agreement and the other Loan Documents contain the entire agreement between the Lenders and Borrower and supersede all prior agreements between the parties relating to the subject matter hereof and thereof, including any commitment letter (if any) issued by the Lenders with respect to the Loan. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control.

Section 8.19 Patriot Act Notice

The Lenders hereby notify Borrower that pursuant to the requirements of the Patriot Act, the Lenders are required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow the Lenders to identify it in accordance with the Patriot Act. The Lenders will also require information regarding each Guarantor, if any, and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth.

Section 8.20 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one document. Execution and delivery of this Agreement by electronic means (including, without limitation, facsimile transmission and transmission of a version of the document in Adobe Acrobat format by e-mail) shall serve to fully bind the party so executing and delivering such counterpart of this Agreement.

Section 8.21 Expenses

The Borrower shall bear all of the Lenders’ reasonable costs and out-of pocket expenses (including, but not limited to, the fees and out-of pocket expenses of the Lenders’ counsel) associated with their due diligence, maintenance and enforcement of the Term Loan. Expenses shall be covered in the amount up to $10,000.

Section 8.22 Confidentiality

Except as required by federal or state securities laws, all parties and their affiliates shall keep the terms and provisions of the Term Loan, as well as of the Term Loan documentation, confidential as and to the extent required by the Lenders, the Lenders shall keep confidential all information provided by or on behalf of the Lenders, its affiliates and the Fund except as reasonably necessary in. connection with any syndication or participation of the Loan and (ii) for the purposes of informing such Lenders’ employees, officers, directors, agents, investors and the Lenders that have a reasonable need to know such information, but in either case subject to the Lenders having informed such recipients of the confidential nature of the information.

[Remainder of page intentionally left blank]

EXECUTED as of the date first written above.

LENDER:

ARTHUR ROSEN, an individual

By:
Name:	Arthur Rosen

LENDER:

ERIC GOLDBERG, an individual

By:
Name:	Eric Goldberg

BORROWER:

JERRICK MEDIA HOLDINGS, INC., a Nevada corporation

By:
Name:	JEREMY FROMMER
Title:	CEO

EXHIBIT A

SECURITY AGREEMENT

This Security Agreement (the “Agreement”) is entered into this __th day of May, 2019, by JERRICK MEDIA HOLDINGS, INC., a Nevada corporation with a principal place of business in Englewood, New Jersey (the “Debtor”), whose address is 2050 Center Avenue, Suite 640, Fort Lee, NJ 07024 in favor of ARTHUR ROSEN, an individual and ERIC GOLDBERG (each a “Secured Party” and together as the “Secured Parties”), whose address is ____________________________.

WHEREAS, Debtor and Secured Parties have entered into that certain Loan Agreement, dated as of the date hereof, as amended and in effect from time to time (the “Loan Agreement”), pursuant to which Secured Parties have agreed to make loans, advances and other extensions of credit to Debtor upon and subject to the terms and conditions set forth therein; and

WHEREAS, it is a condition to the obligation of Secured Parties to make loans, advances and other extensions of credit to Debtor under the Loan Agreement that Debtor shall have executed and delivered this Agreement to Secured Parties for the purpose of securing its obligations to the Secured Parties.

NOW, THEREFORE, in consideration of the foregoing and to induce Secured Parties to enter into the Loan Agreement and to make loans, advances and other extensions of credit to Debtor under the Loan Agreement, Debtor agrees as follows:

SECTION 1. DEFINITIONS

All capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Loan Agreement. Any term used in this Agreement which is defined in the UCC (as defined below) and not otherwise defined in this Agreement or any other Loan Document shall have the meaning ascribed thereto in the UCC. The following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 2.

“Damages” has the meaning set forth in Section 30.

“Debtor” has the meaning set forth in the above recitals.

“Default” has the meaning set forth in Section 25.

“Jurisdiction” has the meaning set forth in Section 31C.

“Loan Agreement” has the meaning set forth in the above recitals.

“Loan Documents” refers to all documents, including this Agreement and the Loan Agreement, whether now or hereafter existing, executed in connection with or related to the Obligations, and may include, without limitation and whether executed by Debtor or others, promissory notes, guaranty agreements, deposit or other similar agreements, pledge agreements, other security agreements, security instruments, financing statements, mortgage instruments, and any renewals or modifications, whenever any of the foregoing are executed.

“Obligations” means any and all obligations of Debtor to Secured Parties under the Loan Documents however created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now existing or hereafter arising or acquired, including future advances, and all costs and expenses incurred by Secured Parties to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to such security interest.

“Permitted Encumbrances” means (a) liens, charges or encumbrances for taxes, assessments or governmental charges or claims which are not yet due and payable, (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen, and (c) liens imposed in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Regulation U” has the meaning set forth in Section 23.

“Secured Party(ies)” has the meaning set forth in the above recitals.

“UCC” means the Uniform Commercial Code as presently and hereafter enacted in the State of New Jersey.

SECTION 2. GRANT OF SECURITY INTEREST

For value received and to secure payment and performance of the Obligations, Debtor hereby grants to the Secured Parties a continuing security interest in and lien upon photographic slides from the previously deemed “Guccione Gollection” and other various photographers (“Slide Collection”), that is related and as is valued by the Slide Appraisal attached as Exhibit B (collectively, “Collateral”).

SECTION 3. OWNERSHIP OF COLLATERAL

Debtor owns the Collateral or has rights in the Collateral. If Collateral is being acquired with the proceeds of an advance under the Loan Documents, Debtor authorizes Secured Parties to disburse proceeds directly to the seller of the Collateral. The Collateral is free and clear of all liens, security interests, and claims except for Permitted Encumbrances and those previously reported in writing to and approved by Secured Parties. Debtor will keep the Collateral free and clear from all liens, security interests and claims, other than Permitted Encumbrances and those granted to or approved by Secured Parties, and will defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Secured Parties. Debtor will not transfer, sell, or lease Collateral except as permitted herein and in the Loan Agreement.

SECTION 4. NAME AND OFFICES; JURISDICTION OF ORGANIZATION

The name and address of Debtor appearing at the beginning of this Agreement are Debtor’s exact legal name and the address of its chief executive office. There has been no change in the name of Debtor, or the name under which Debtor conducts business, within the sixty (60) days preceding the date hereof except as previously reported in writing to Secured Parties. Debtor has not moved its chief executive office/place of residence within the six (6) months preceding the date hereof except as previously reported in writing to Secured Parties. If a business entity, Debtor is organized solely under the laws of the State of Nevada and has not changed the jurisdiction of its organization within the six (6) months preceding the date hereof except as previously reported in writing to the Secured Parties.

SECTION 5. NOTIFICATIONS; LOCATION OF COLLATERAL.

Debtor will notify the Secured Parties in writing at least thirty (30) days prior to any change in: (i) Debtor’s chief place of business and/or residence; (ii) Debtor’s name or identity; (iii) Debtor’s corporate/organizational structure; or (iv) the jurisdiction in which Debtor is organized. In addition, Debtor shall promptly notify Secured Parties of any claims or alleged claims of any other person or entity to the Collateral or the institution of any litigation, arbitration, governmental investigation or administrative proceedings against or affecting the Collateral. Debtor will keep Collateral at the location(s) previously provided to the Secured Parties until such time as the Secured Parties provide written advance consent to a change of location. Debtor will bear the cost of preparing and filing any documents necessary to protect each Secured Party’s liens.

SECTION 6. COLLATERAL CONDITION AND LAWFUL USE.

Debtor represents that the Collateral is in good repair and condition and that Debtor shall use reasonable care to prevent Collateral from being damaged or depreciating, normal wear and tear excepted. Debtor shall immediately notify the Secured Parties of any material loss or damage to Collateral. Debtor shall not permit any item of Collateral to become an accession to other property unless such property is also Collateral hereunder. Debtor represents it is in compliance in all material respects with all laws, rules and regulations applicable to the Collateral and its properties, operations, business, and finances.

SECTION 7. RISK OF LOSS AND INSURANCE

Debtor shall bear all risk of loss with respect to the Collateral. The injury to or loss of Collateral, either partial or total, shall not release Debtor from payment or other performance hereof. Debtor agrees to obtain and keep in force property insurance on the Collateral with a lender’s loss payable endorsement in favor of the Secured Parties and commercial general liability insurance naming each Secured Party as additional insured, and such other insurance as either Secured Party may require from time to time. Such insurance is to be in form and amounts satisfactory to Secured Parties and issued by reputable insurance carriers reasonably satisfactory to the Secured Parties. All such policies shall provide to the Secured Parties a minimum of thirty (30) days written notice of cancellation. Debtor shall furnish to the Secured Parties copies of such policies, or other evidence of such policies satisfactory to the Secured Parties. If Debtor fails to obtain or maintain in force such insurance or fails to furnish such evidence, the Secured Parties are authorized, but not obligated, to purchase any or all such insurance protecting such interest as the Secured Parties deem appropriate against such risks and for such coverage and for such amounts, including either the loan amount or value of the Collateral, all at their discretion, and at Debtor’s expense, in accordance with the terms of the Loan Agreement. In such event, Debtor agrees to reimburse the Secured Parties for the cost of such insurance and the Secured Parties may add such cost to the Obligations. Debtor shall bear the risk of loss to the extent of any deficiency in the effective insurance coverage with respect to loss or damage to any of the Collateral. Debtor hereby assigns to Secured Parties the proceeds of all property insurance covering the Collateral up to the amount of the Obligations and directs any insurer to make payments directly to the Secured Parties. Debtor hereby appoints each Secured Party its attorney-in-fact, which appointment shall be irrevocable and coupled with an interest for so long as Obligations are unpaid, to file proof of loss and/or any other forms required to collect from any insurer any amount due from any damage to or destruction of Collateral, to agree to and bind Debtor as to the amount of said recovery, to designate any payees of such recovery, to grant releases to insurer, to grant subrogation rights to any insurer, and to endorse any settlement check or draft. Debtor agrees not to exercise any of the foregoing powers granted to a Secured Party without each Secured Party’s prior written consent.

SECTION 8. TAXES

Debtor agrees to pay promptly all taxes and assessments upon or for the use of Collateral. At their option, the Secured Parties may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on Collateral. Debtor agrees to reimburse the Secured Parties, on demand, for any such payment made by the Secured Parties. Any amounts so paid shall be added to the Obligations.

SECTION 9. FINANCING STATEMENTS, CERTIFICATES OF TITLE, POWER OF ATTORNEY.

No financing statement (other than any filed or approved by the Secured Parties) covering any Collateral is on file in any public filing office. Debtor authorizes the filing by the Secured Parties at any time and from time to time of one or more financing statements and amendments thereto covering the Collateral in form satisfactory to the Secured Parties (and which may describe the Collateral as all assets of Debtor), agrees to deliver certificates of title on which each Secured Party’s lien has been indicated covering any Collateral subject to a certificate of title statute, and will pay all costs and expenses of filing or applying for the same. Debtor hereby constitutes and appoints each Secured Party the true and lawful attorney of Debtor with full power of substitution to take any and all appropriate action and to execute any and all documents, instruments or applications that may be necessary or desirable to accomplish the purpose and carry out the terms of this Agreement. The foregoing power of attorney is coupled with an interest and shall be irrevocable until all of the Obligations have been paid in full. Neither Secured Party nor anyone acting on their behalf shall be liable for acts, omissions, errors in judgment, or mistakes in fact in such capacity as attorney-in-fact. Debtor ratifies all acts of each Secured Party as attorney-in- fact. Debtor agrees to take such other actions, at Debtor’s expense, as might be requested for the perfection, continuation and assignment, in whole or in part, of the security interests granted herein and to assure and preserve each Secured Party’s intended priority position. If Debtor shall hold or acquire a commercial tort claim, Debtor will immediately notify Secured Parties in writing thereof, such notice to provide the particulars of such claim and grant to Secured Parties a security interest therein and in the proceeds thereof. If certificates, passbooks, or other documentation or evidence is/are issued or outstanding as to any of the Collateral, Debtor will cause the security interests of Secured Parties to be properly protected, including perfection by notation thereon or delivery thereof to Secured Parties.

SECTION 10. LANDLORD/MORTGAGEE WAIVERS

Debtor shall cause each landlord of real property leased by Debtor and each mortgagee of real property owned by Debtor to execute and deliver instruments satisfactory in form and substance to the Secured Parties by which such mortgagee or landlord subordinates its rights, if any, in the Collateral.

SECTION 11. CONTROL

At the Secured Parties’ request, Debtor shall authorize and direct any depositary bank or securities intermediary that holds Collateral to (a) comply with the terms of this Agreement and to enter into an agreement satisfactory to the Secured Parties to perfect the Secured Parties security interest in such Collateral by control and (b) mark its records to show the security interest of and/or the transfer to Secured Parties of the property pledged as Collateral hereunder. Debtor will cooperate with the Secured Parties in obtaining control with respect to Collateral consisting of electronic chattel paper and will not create any electronic chattel paper without taking all steps deemed necessary by the Secured Parties to confer control of the electronic chattel paper upon the Secured Parties in accordance with the UCC. Upon the occurrence and continuation of a Default, the Secured Parties shall be entitled to deliver to any depositary bank, securities intermediary or other applicable third party notice of the exercise of their control rights with respect to such Collateral.

SECTION 12. COLLATERAL DUTIES

The Secured Parties shall have no custodial or ministerial duties to perform with respect to Collateral pledged except as set forth herein; and by way of explanation and not by way of limitation, Secured Parties shall incur no liability for any of the following: (i) loss or depreciation of Collateral (unless caused by their willful misconduct or gross negligence), (ii) failure to present any paper for payment or protest, to protest or give notice of nonpayment, or any other notice with respect to any paper or Collateral.

SECTION 13. TRANSFER OF COLLATERAL

Either Secured Party may assign his rights in Collateral or any part thereof to any assignee who shall thereupon become vested with all the powers and rights herein given to such Secured Party with respect to the property so transferred and delivered, and such Secured Party shall thereafter be forever relieved and fully discharged from any liability with respect to such property so transferred, but with respect to any property not so transferred, such Secured Party shall retain all rights and powers hereby given.

SECTION 14. INSPECTION, BOOKS AND RECORDS

Debtor will at all times keep accurate and complete records covering each item of Collateral, including the proceeds therefrom. Each Secured Party, or any of his agents, shall have the right, at intervals not more frequent than every one hundred eighty (180) days and without hindrance or delay, at Debtor’s expense in accordance with the terms of the Loan Agreement, to inspect, audit, and examine the Collateral and to make copies of and extracts from the books, records, journals, orders, receipts, correspondence and other data relating to Collateral, Debtor’s business or any other transaction between the parties hereto. Debtor will at its expense furnish Secured Parties copies thereof upon request. For the further security of the Secured Parties, it is agreed that the Secured Parties have and are hereby granted a security interest in all books and records of Debtor pertaining to the Collateral.

SECTION 15. COMPLIANCE WITH LAW

Debtor will comply in all material respects with all federal, state and local laws and regulations, applicable to it, including without limitation, environmental and labor laws and regulations, in the creation, use, operation, manufacture and storage of the Collateral and the conduct of its business.

SECTION 16. REGULATION U

None of the proceeds of the credit secured hereby shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of any of the provisions of Regulation U of the Board of Governors of the Federal Reserve System (“Regulation U”), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purchase which might render the Loan a “Purpose Credit” within the meaning of Regulation U.

SECTION 17. ATTORNEYS’ FEES AND OTHER COSTS OF COLLECTION

Debtor shall pay all of Secured Parties’ expenses incurred in enforcing this Agreement, in the amount up to $10,000, and in preserving and liquidating Collateral, including but not limited to attorneys’ and experts’ fees and expenses, whether incurred with or without the commencement of a suit, trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

SECTION 18. DEFAULT

If any of the following occurs, a default (“Default”) under this Agreement shall exist:

A. Loan Document Default. A default or an event of default under this Agreement or any other Loan Document.

B. Collateral Loss or Destruction. Any loss, theft, substantial damage, or destruction of Collateral not fully covered by insurance, or as to which insurance proceeds are not (i) used to replace or repair such damaged Collateral or (ii) remitted to the Secured Parties, in either case within sixty (60) days of the loss.

C. Collateral Sale, Lease or Encumbrance. Any sale, lease, or encumbrance of any Collateral not specifically permitted herein or under the Loan Documents without prior written consent of the Secured Parties.

D. Levy, Seizure or Attachment. The making of any levy, seizure, or attachment on or of Collateral which is not removed within ten (10) days.

E. Unauthorized Collection of Collateral. Any attempt, outside the ordinary course of business, to collect, cash in or otherwise recover deposits that are Collateral.

F. Third Party Breach. Any default or breach by a depositary bank or securities intermediary of any provision contained in a control agreement entered into pursuant to Section 11 in connection with any of the Collateral.

G. Unauthorized Termination. Any attempt to terminate, revoke, rescind, modify, or violate the terms of this Agreement or any Control Agreement without the prior written consent of Secured Parties.

H. Impairment of Security. If any Lien granted hereunder shall terminate (except in accordance with its terms) or shall cease to be a first priority perfected security interest in favor of Secured Parties (subject to Permitted Encumbrances or other security interests or claims approved by Secured Parties).

SECTION 19. REMEDIES ON DEFAULT (INCLUDING POWER OF SALE)

If a Default occurs, the Secured Parties shall have all the rights and remedies of a secured party under the Uniform Commercial Code. Without limitation thereto, the Secured Parties shall have the following rights and remedies: (i) to take immediate possession of Collateral, without notice or resort to legal process, and for such purpose, to enter upon any premises on which Collateral or any part thereof may be situated and to remove the same therefrom, or, at their option, to render Collateral unusable or dispose of said Collateral on Debtor’s premises; (ii) to require Debtor to assemble the Collateral and make it available to the Secured Parties at a place to be designated by the Secured Parties; (iii) to exercise their right of set-off or Secured Parties lien as to any monies of Debtor deposited in accounts of any nature maintained by Debtor with Secured Parties or affiliates of Secured Parties, without advance notice, regardless of whether such accounts are general or special; and (iv) to dispose of Collateral, as a unit or in parcels, separately or with any real property interests also securing the Obligations, in any county or place to be selected by Secured Parties, at either private or public sale (at which public sale a Secured Party may be the purchaser) with or without having the Collateral physically present at said sale.

Any notice of sale, disposition or other action by the Secured Parties required by law and sent to Debtor at Debtor’s address shown above, or at such other address of Debtor as may from time to time be shown on the records of each Secured Party, at least ten (10) days prior to such action, shall constitute reasonable notice to Debtor. Notice shall be deemed given or sent when mailed, via certified mail, postage prepaid to Debtor’s address as provided herein. Secured Parties shall be entitled to apply the proceeds of any sale or other disposition of the Collateral, and the payments received by Secured Parties with respect to any of the Collateral, to Obligations in such order and manner as Secured Parties may determine. Collateral that is subject to rapid declines in value and is customarily sold in recognized markets may be disposed of by the Secured Parties in a recognized market for such collateral without providing notice of sale. Debtor waives any and all requirements that the Secured Parties sell or dispose of all or any part of the Collateral at any particular time, regardless of whether Debtor has requested such sale or disposition.

SECTION 20. STANDARDS FOR EXERCISING RIGHTS AND REMEDIES

To the extent that applicable law imposes duties on the Secured Parties to exercise remedies in a commercially reasonable manner, Debtor acknowledges and agrees that it is not commercially unreasonable for the Secured Parties (a) to fail to incur expenses reasonably deemed significant by the Secured Parties to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Debtor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Secured Parties against risks of loss, collection or disposition of Collateral or to provide to the Secured Parties a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Secured Parties, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Parties in the collection or disposition of any of the Collateral. Debtor acknowledges that the purpose of this Section 20 is to provide non-exhaustive indications of what actions or omissions by the Secured Parties would fulfill the Secured Parties’ duties under the UCC or other applicable law in the Secured Parties’ exercise of remedies against the Collateral and that other actions or omissions by the Secured Parties shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 20. Without limitation upon the foregoing, nothing contained in this Section 20 shall be construed to grant any rights to Debtor or to impose any duties on the Secured Parties that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 20.

SECTION 21. REMEDIES ARE CUMULATIVE

No failure on the part of the Secured Parties to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Secured Parties or any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law, in equity, or in other Loan Documents.

SECTION 22. WAIVERS BY DEBTOR

Debtor agrees not to assert against the Secured Parties as a defense (legal or equitable), as a set-off, as a counterclaim, or otherwise, any claims Debtor may have against any seller or lessor that provided personal property or services relating to any part of the Collateral or against any other party liable to Secured Parties for all or any part of the Obligations. Debtor waives all exemptions and homestead rights with regard to the Collateral. Debtor waives any and all rights to any bond or security which might be required by applicable law prior to the exercise of any of the Secured Parties’ remedies against any Collateral. All rights of the Secured Parties and security interests hereunder, and all obligations of Debtor hereunder, shall be absolute and unconditional, not discharged or impaired irrespective of (and regardless of whether Debtor receives any notice of): (i) any lack of validity or enforceability of any Loan Document; (ii) any change in the time, manner or place of payment or performance, or in any term, of all or any of the Obligations or the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document; or (iii) any exchange, insufficiency, unenforceability, enforcement, release, impairment or non-perfection of any Collateral, or any release of or modifications to or insufficiency, unenforceability or enforcement of the obligations of any guarantor or other obligor. To the extent permitted by law, Debtor hereby waives any rights under any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist and which, but for this provision, might be applicable to any sale or disposition of the Collateral by the Secured Parties; and any other circumstance which might otherwise constitute a defense available to, or a discharge of any party with respect to the Obligations. To the extent it may lawfully do so, Debtor waives the benefit of all laws relating to the marshalling of collateral.

SECTION 23. INDEMNIFICATION.

Debtor shall protect, indemnify and save harmless the Secured Parties from and against all losses, liabilities, obligations, claims, damages, penalties, fines, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Damages”) imposed upon, incurred by or asserted against the Secured Parties on account of or in connection with (i) the Loan Documents or any failure or alleged failure of Debtor to comply with any of the terms or representations of, or the inaccuracy or breach of any representation in, the Loan Documents; (ii) the Collateral, any claim of loss or damage to the Collateral or any injury or claim of injury to, or death of, any person or property that may be occasioned by any cause whatsoever pertaining to the Collateral or the use, occupancy or operation thereof, (iii) any failure or alleged failure of Debtor to comply with any law, rule or regulation applicable to it or to the Collateral or the use, occupancy or operation of the Collateral (including, without limitation, the failure to pay any taxes, fees or other charges), (iv) any Damages whatsoever by reason of any alleged action, obligation or undertaking of the Secured Parties relating in any way to or any matter contemplated by the Loan Documents, or (v) any claim for brokerage fees or such other commissions relating to the Collateral or any other Obligations; provided that such indemnity shall be effective only to the extent of any Damages that may be sustained by the Secured Parties in excess of any net proceeds received by it from any insurance of Debtor (other than self- insurance) with respect to such Damages. Nothing contained herein shall require Debtor to indemnify the Secured Parties for any Damages resulting from a Secured Party’s gross negligence or his willful misconduct. The indemnity provided for herein shall survive payment of the Obligations and shall extend to the officers, directors, employees and duly authorized agents of a Secured Party. In the event a Secured Party incurs any Damages arising out of or in any way relating to the transaction contemplated by the Loan Documents (including any of the matters referred to in this Section), the amounts of such Damages shall be added to the Obligations, shall bear interest, to the extent permitted by law, at the interest rate borne by the Obligations from the date incurred until paid and shall be payable on demand.

SECTION 24. MISCELLANEOUS.

A. Amendments and Waivers. No waiver, amendment or modification of any provision of this Agreement shall be valid unless in writing and signed by Debtor and an officer of each Secured Party. No waiver by a Secured Party of any Default shall operate as a waiver of any other Default or of the same Default on a future occasion.

B. Assignment. All rights of the Secured Parties hereunder are freely assignable, in whole or in part, and shall inure to the benefit of and be enforceable by a Secured Party, his successors, assigns and affiliates. Debtor shall not assign its rights and interest hereunder without the prior written consent of the Secured Parties, and any attempt by Debtor to assign without Secured Parties’ prior written consent is null and void. Unless otherwise agreed in writing by the Secured Parties, any assignment shall not release Debtor from the Obligations. This Agreement shall be binding upon Debtor, and the heirs, personal representatives, successors, and assigns of Debtor.

C. Applicable Law. This Agreement shall be governed by and construed under the law of the State of New Jersey (the “Jurisdiction”) without regard to the Jurisdiction’s conflict of laws principles, except to the extent that the UCC requires the application of the law of a different jurisdiction.

D. Jurisdiction and Venue. Debtor irrevocably agrees to exclusive personal jurisdiction and venue in any federal or state court located within the State of New Jersey.

E. Waiver of Jury Trial. DEBTOR WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS, REMEDIES, OBLIGATIONS, OR DUTIES HEREUNDER, OR THE PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. Except as prohibited by law, Debtor waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Debtor (i) certifies that neither Secured Parties nor any representative, agent or attorney of the Secured Parties has represented, expressly or otherwise, that the Secured Parties would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement, and (ii) acknowledges that, in entering into the Loan Agreement and other Loan Documents to which a Secured Party is a party, each Secured Party is relying upon, among other things, the waivers and certifications contained in this Section.

F. Severability. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

G. Notices. Any notices to Debtor shall be sufficiently given, if in writing and mailed or delivered to the address of Debtor shown above or such other address as provided hereunder; and to the Secured Parties, if in writing and mailed or delivered to shown above or such other address as a Secured Party may specify in writing from time to time. In the event that Debtor changes Debtor’s mailing address at any time prior to the date the Obligations are paid in full, Debtor agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.

H. Captions. The captions contained herein are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The use of the plural shall also mean the singular, and vice versa.

I. Joint and Several Liability. If more than one party (other than the Secured Parties) has signed this Agreement, such parties are jointly and severally obligated hereunder.

J. Binding Contract. Debtor by execution and the Secured Parties by acceptance of this Agreement, agree that each party is bound by all terms and provisions of this Agreement.

K. Final Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent written or oral agreements of the parties. There are no unwritten oral agreements between the parties.

L. Essence of Time. Time is of the essence hereunder.

M. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one document. Execution and delivery of this Agreement by electronic means (including, without limitation, facsimile transmission and transmission of a version of the document in Adobe Acrobat format by e-mail) shall serve to fully bind the party so executing and delivering such counterpart of this Agreement.

[Signature page to the Security Agreement follows]

IN WITNESS WHEREOF, Debtor, on the day and year first written above, has caused this Security Agreement to be executed under seal.

DEBTOR:

JERRICK MEDIA HOLDINGS, INC., a Nevada corporation

By:	(SEAL)
Name:	JEREMY FROMMER
Title:	CEO

SECURED PARTY:

Eric Goldberg, an individual

By:	(SEAL)
Name:	Eric Goldberg

SECURED PARTY:

Arthur Rosen, an individual

By:	(SEAL)
Name:	Arthur Rosen

EXHIBIT B

(attached)

EXHIBIT C

(attached)